Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	John Mills, Partner
Vice President Finance and CFO	(646) 277-1254
(650) 261-3677	John.Mills@ICRINC.com

Landec Corporation Reports Second Quarter and First Half Fiscal 2018 Results

Second Quarter Meets Revenue Expectations and Revised Net Income Expectations

Company Reiterates Full Year Fiscal 2018 Guidance

SANTA CLARA, CA – January 3, 2018 – Landec Corporation (NASDAQ: LNDC), a leading innovator of diversified health and wellness solutions within the branded natural food and biomaterial markets, reported results for the fiscal 2018 second quarter and first six months ended November 26, 2017.

“We continue to make progress toward our long-term strategic plan of driving growth and profitability through internal innovation capabilities within our natural food business, which includes Apio, Inc. and O Olive, Inc., and at Lifecore Biomedical, Inc., our biomaterials business,” commented Molly Hemmeter, Landec’s President and CEO.

“At Apio, our Eat Smart® packaged fresh vegetables revenue increased 9% and 8% in the second quarter and first half of fiscal 2018, respectively, compared to the same periods last year. This growth is primarily due to increased Eat Smart salad sales which increased 29% in the second quarter and 22% in the first half of fiscal 2018, compared to the same periods last year. The Eat Smart salad growth was primarily driven by a 64% increase in salad revenues from the U.S. retail channel. The U.S. retail All Commodity Volume (ACV) for Eat Smart multi-serve salad kits for the 52-weeks ending October 28, 2017 doubled from 17% to 34% and was sequentially up 600 basis points from 28% for the 52-weeks ended July 29, 2017. This increase in ACV was driven by expanded distribution in key U.S. accounts such as Walmart, Kroger, Market Fresh and other accounts.

“Increasing our Eat Smart share of multi-serve salad kits in U.S. retail accounts is one of our key long-term growth objectives. The annual U.S. retail market for multi-serve salad kits is approximately $1.4 billion, representing over 75% of the approximate $1.8 billion North American multi-serve salad kit market, including Costco. The market share of Eat Smart multi-serve salad kits in U.S. retail increased to 5.3% for the 52-weeks ended October 27, 2017 from 3.8% for the 52-weeks ended October 26, 2016, an increase of 150 basis points, demonstrating continuous distribution gains as well as room for additional growth,” said Hemmeter.

“We are pleased to announce that Target Corporation is our newest Eat Smart salad customer. Starting this month, Apio will begin shipping nine Eat Smart salad products, including five single-serve Shake Ups!™ salads and four multi-serve salad kits, to approximately 330 of Target’s top selling stores in the U.S. During calendar year 2017, we entered the single-serve salad category with three products. Due to their success, two additional single-serve salads, the Sweet Kale Salad and the Asian Sesame Salad, were added to the Eat Smart Shake Ups! offerings. As our distribution continues to grow, we are able to reach more consumers with easy and delicious ways to eat vegetables and to grow awareness of the Eat Smart brand,” added Hemmeter.

“Lifecore met expectations through the first six months of fiscal 2018 with revenues of $26.3 million and operating income of $3.1 million. Lifecore’s growth is being fueled by the expansion of its business beyond its historical capabilities as a premium supplier of hyaluronic acid (HA) to become a fully integrated contract development and manufacturing organization (CDMO), providing differentiated fermentation, formulation and aseptic fill services for difficult-to-handle medical materials. At O Olive, operating performance was consistent with expectations with revenues of $2.2 million for the first six months of fiscal 2018 and an operating loss of $242,000. We are currently focused on integrating the Eat Smart salesforce with the O Olive organization to leverage the Eat Smart customer base and relationships throughout North America in order to gain new customers and new distribution at O Olive,” stated Hemmeter.

Summary of Second Quarter 2018 Results Compared to Second Quarter of 2017

●	Revenues were essentially flat at $136.5 million
●	Gross profit decreased 17% to $15.8 million
●	Gross profit margin decreased 240 basis points to 11.5%
●	Net income decreased 63% to $487,000 or $0.02 per share

Revenues in the second quarter of fiscal 2018 were essentially flat at $136.5 million compared to $135.9 million in the year-ago quarter. The slight increase was primarily due to a $9.2 million or 9% increase in revenues in Apio’s packaged fresh vegetables business and a $2.2 million or 18% increase in revenues at Lifecore. These increases were offset by an $11.7 million or 46% decrease in Apio’s lower-margin export business which was greater than planned, but consistent with the Company’s strategic initiative to transition to higher-margin business.

Gross profit and net income during our second fiscal quarter were negatively impacted by $3.9 million from the aftermath of the hurricanes and tropical storms which resulted in higher produce sourcing costs during our second fiscal quarter. As outlined in the Company’s press release on November 29, 2017, the most significant impact during the quarter was on the supply and quality of green beans leading to extensive green bean shortages throughout the industry. During the month of November, these shortages resulted in the highest average procurement cost for green beans in over 15 years, which were 26% higher than the second highest average price for the month of November in 2008. After Hurricane Irma, with knowledge of a potential shortage of green beans during the fall, the Apio procurement team planted green beans in alternative geographical areas to fill that gap. Subsequent to those plantings, unexpected additional storms in the Southeast U.S. exacerbated the impact on the fall transition crop, as well as on the alternative planting areas. In addition, the extreme heat and tropical storms in the Western U.S. and Mexico have impacted yields, and thus the Company’s sourcing costs for several West Coast produce items such as brussel sprouts and broccoli.

Net income in the second quarter of fiscal 2018 was $487,000 or $0.02 per share compared to $1.3 million or $0.05 per share in the year-ago quarter. The decrease was a result of (1) a $2.6 million decrease in gross profit in Apio’s packaged fresh vegetables business primarily due to $3.9 million in incremental produce sourcing costs as a result of the hurricanes and tropical storms during the quarter, (2) a $1.0 million decrease in export gross profit due to lower export revenues, and (3) a $617,000 increase in consolidated operating expenses due to an increase in R&D activities partially offset by lower SG&A expenses. These decreases in net income were partially offset by: (1) a $1.3 million increase in the fair market value of the Company’s Windset investment during the second quarter of fiscal 2018 compared to no increase in the year-ago quarter, (2) a $1.2 million write-off of unamortized debt issuance costs from the refinancing of debt during the second quarter of last year, (3) a $279,000 increase in gross profit at Lifecore, and (4) a $486,000 decrease in income tax expenses.

Fiscal Six Months 2018 Results

Revenues in the first six months of fiscal 2018 decreased 3% to $259.8 million from $268.3 million in the same period last year. The decrease was primarily due to a higher than expected $27.5 million or 56% decrease in revenues in Apio’s export business which was partially offset by a $15.8 million or 8% increase in Apio’s packaged fresh vegetables business and by a $2.0 million or 8% increase in revenues at Lifecore.

Net income in the first six months of fiscal 2018 was $2.6 million, or $0.09 per share, compared to $4.6 million, or $0.17 per share, in the first six months of fiscal 2017. The decrease was a result of (1) a $1.9 million decrease in gross profit in Apio’s packaged fresh vegetables business primarily due to $4.0 million in incremental produce sourcing costs as a result of the hurricanes and tropical storms primarily impacting the second quarter of fiscal 2018, (2) a $1.6 million decrease in export gross profit due to lower export revenues, (3) a $1.3 million decrease in gross profit at Lifecore due to an unfavorable product mix shift and lower overhead absorption compared the first six months of last year, and (4) a $1.7 million increase in consolidated operating expenses due to an increase in R&D activities partially offset by lower SG&A expenses. These decreases in net income were partially offset by (1) a $2.2 million increase in the fair market value of the Company’s Windset investment during the first six month of fiscal 2018 compared to no increase in the first six months of last year, (2) a $1.2 million write-off of unamortized debt issuance costs from the refinancing of debt during the second quarter of last year, and (3) a $1.1 million decrease in income tax expenses.

Management Comments and Guidance for Fiscal 2018

“The performance of our growth businesses - Eat Smart Salads, O Olive and Lifecore - remain strong and each is expected to meet or exceed its growth goals for fiscal 2018, driving increased profitability and partially offsetting the produce sourcing cost increases that impacted the first six months of fiscal 2018,” stated Greg Skinner, Landec’s CFO.

“We are reiterating our revenue and net income guidance for fiscal 2018. Our net income guidance for fiscal 2018 assumes an effective income tax rate of approximately 31% to 32%, versus historical rates of approximately 36%, as a result of the new corporate income tax rates that became effective on January 1, 2018.  This guidance assumes the excess costs from known produce sourcing issues during the second half of fiscal 2018 do not exceed what we have included in our second half fiscal 2018 projections. This guidance does not include the one-time reduction to our deferred tax liability and the related reduction in our income tax expense of approximately $7 to $9 million to be recorded during the third quarter of fiscal 2018 as a result of the new corporate income tax rates,” continued Greg Skinner.

“We are reiterating our guidance for the year as we expect sales and gross profit from new customers and new products to accelerate during the second half of the year and we expect a lower income tax rate in the second half of fiscal 2018. We continue to expect consolidated annual revenues to increase 2% to 4% in fiscal 2018 compared to fiscal 2017. Our projected annual revenue growth is based on our Eat Smart salad products growing 12% to 15%, up from our prior projection of 10% to 12% growth, Lifecore growing 8% to 10%, up from our prior projection of 6% to 8% growth and O Olive increasing revenues by approximately $5 to $6 million as originally projected. We now expect the revenues in Apio’s lower-margin core and export businesses to decrease $25 to $30 million in fiscal 2018 compared to the prior year, which is more than the $20 to $25 million decrease included in our initial guidance. Most all of this decrease was realized during the first six months of fiscal 2018 due to the $27.5 million decrease in revenues in Apio’s export business during that period. We also now expect that the fair market value change in our investment in Windset will be $3 to $4 million compared to our initial guidance of $4 million due primarily to the timing of new in-house production and product mix, resulting in a lower than originally projected EBITDA for Windset for calendar year 2017. We continue to project consolidated net income to increase 35% to 55% in fiscal 2018 compared to fiscal 2017, resulting in an estimated earnings per share range of $0.52 to $0.58. We expect consolidated cash flow from operations of $30 million to $35 million and capital expenditures of $44 million to $48 million. For the third quarter of fiscal 2018, we expect consolidated revenues to be in the range of $140 million to $145 million and consolidated net income to be $0.14 to $0.16 per share,” concluded Skinner.

Conference Call

The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Thursday, January 4, 2018

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: http://ir.Landec.com/events.cfm

To participate in the conference call via telephone, dial toll-free (844) 860-6243 or (661) 378-9884. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1254.

A replay of the call will be available through Thursday, January 11, 2018 by calling toll-free (855) 859-2056 or direct (404) 537-3406, and entering code #7084189.

About Landec Corporation

Landec Corporation (NASDAQ:LNDC) is a leading innovator of diversified health and wellness solutions within the packaged natural food and biomaterial markets. Landec’s food business includes Apio, Inc. and O Olive, Inc. Apio™ is a leader in branded, packaged fresh vegetables in North America, utilizing its proprietary BreatheWay® packaging technology to naturally extend the shelf life of fresh produce. Apio combines this technology with the capabilities of a large national fresh produce supplier to offer healthy fresh vegetable products under the Eat Smart® brand to consumers through club and retail grocery stores. Extending its reach into adjacent natural food products outside of produce, Landec recently acquired O Olive Oil®, an organic and natural producer and marketer of olive oils and vinegars under the O brand. Lifecore Biomedical, Landec’s biomaterial business, is a fully integrated Contract Development and Manufacturing Organization (CDMO) that offers expertise and capabilities in fermentation, specialty formulation, aseptic filling and final packaging for FDA regulated medical devices and drugs to customers for applications in a wide array of markets including Ophthalmic, Orthopedic and Oncology. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 28, 2017 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	November 26, 2017	May 28, 2017
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,369	$5,409
Accounts receivable, net	56,356	47,083
Inventories, net	30,836	25,290
Prepaid expenses and other current assets	4,426	3,498
Total Current Assets	95,987	81,280

Investment in non-public company	65,800	63,600
Property and equipment, net	135,271	133,220
Intangible assets, net	77,098	76,990
Other assets	5,152	2,918
Total Assets	$379,308	$358,008

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$37,483	$25,868
Accrued compensation	7,624	8,211
Other accrued liabilities	8,471	9,125
Deferred revenue	1,673	310
Line of credit	10,000	3,000
Current portion of long-term debt	4,940	4,940
Total Current Liabilities	70,191	51,454

Long-term debt, less current portion	39,829	42,299
Capital lease obligation, less current portion	3,688	3,731
Deferred taxes	26,028	24,581
Other non-current liabilities	6,863	7,791

Stockholders' Equity
Common stock	28	27
Additional paid-in capital	143,490	141,680
Accumulated other comprehensive income	568	432
Retained earnings	87,103	84,470
Total Stockholders' Equity	231,189	226,609
Non-controlling interest	1,520	1,543
Total Equity	232,709	228,152
Total Liabilities and Stockholders’ Equity	$379,308	$358,008

Landec Corporation

Consolidated CONDENSED Statements of INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Six Months Ended
	November 26, 2017	November 27, 2016	November 26, 2017	November 27, 2016
Product sales	$136,457	$135,865	$259,814	$268,259

Cost of product sales	120,705	116,912	224,776	228,162

Gross profit	15,752	18,953	35,038	40,097

Operating expenses:
Research and development	3,372	1,965	6,091	3,903
Selling, general and administrative	12,934	13,724	26,979	27,460
Total operating costs and expenses	16,306	15,689	33,070	31,363

Operating (loss) income	(554)	3,264	1,968	8,734

Dividend income	412	412	825	825
Interest income	42	4	74	7
Interest expense	(480)	(380)	(884)	(1,032)
Loss on debt refinancing	—	(1,233)	—	(1,233)
Other income	1,300	—	2,200	—
Net income before taxes	720	2,067	4,183	7,301
Income tax expense	(207)	(693)	(1,458)	(2,582)
Consolidated net income	513	1,374	2,725	4,719
Non-controlling interest expense	(26)	(48)	(92)	(81)
Net income applicable to common stockholders	$487	$1,326	$2,633	$4,638

Diluted net income per share	$0.02	$0.05	$0.09	$0.17

Shares used in diluted per share computation	27,875	27,618	27,866	27,572

LANDEC CORPORATION

SECOND QUARTER ENDED NOVEMBER 26, 2017

QUESTIONS & ANSWERS

1)	What impact will a lower federal tax rate have on Landec?

Because the new federal tax rate went into effect on January 1, 2018, we will have a lower tax rate in both our third and fourth fiscal quarters resulting in an overall effective tax rate for fiscal 2018 of approximately 31% to 32%. Therefore, we are estimating that the third quarter tax rate will be approximately 28% to 29% and our fourth quarter tax rate will be approximately 31% to 32%.

Starting in fiscal year 2019, even though the statutory federal rate is 21%, we are projecting that our effective tax rate will be approximately 24% to 26% as we will be losing certain tax benefits the Company has been able to utilize to reduce its overall effective rate during past years, such as the domestic manufacturing tax deduction to name one.

2)

Why was the gross margin for your packaged fresh vegetables business lower in the second quarter this year compared to the second quarter last year given your salad revenues in the second quarter increased 29%?

The gross margin in our packaged fresh vegetables business of 8.8% in the second quarter of fiscal 2018 was negatively impacted by significant produce sourcing issues as a result of hurricanes and tropical storms which resulted in incremental produce sourcing costs of approximately $3.9 million. Excluding these excess sourcing costs our packaged fresh vegetables gross margin in the second quarter would have been 12.5% compared to the gross margin during the second quarter of last year of 12.2%.

Other factors impacting the packaged fresh vegetables business gross margin in fiscal 2018 include higher labor rates and increased promotional spending. The labor rate in Apio’s packaged fresh vegetables business is expected to increase 10% to 12% in fiscal 2018 compared to last year as a result of a scarcity of plant labor workers in all of the locations where we process our products. Labor represents approximately 11% of the cost of sales in our packaged fresh vegetables business. We are also increasing in-store promotional spending this year to drive consumer trials of our salads as we gain new distribution.

In order to meet the Company’s goal of increasing its gross margin year-over-year, excluding unplanned incremental produce sourcing costs, Apio continues to shift its product mix to greater sales of higher-margin products, along with specific cost reduction initiatives.

3)	What were Apio’s market share numbers at end of the second quarter of fiscal 2018?

For the 52-weeks ended October 28, 2017, the size of the North American market in which Apio participates (vegetable bags, vegetable trays and multi-serve salad kits) was approximately $3.5 billion in consumer retail dollars, including retail and club stores. Of this market, Apio’s overall market share is approximately 15% while Apio’s Eat Smart multi-serve salad kits have a market share of approximately 13%. In the retail market, excluding Costco, Eat Smart multi-serve salad kits in Canada enjoy a 40% market share and an 82% ACV and in the U.S. have achieved a 5.3% market share and a 34% ACV. As a result of recent distribution gains in the U.S., the U.S. market share number is up 150 basis points from a year ago. Also, for the same 52-week time period, Eat Smart multi-serve salad kits in the U.S. retail market, excluding Costco, grew at 61% in consumer retail dollars compared to the category growth of 15%.

Our goal is to continue to aggressively grow the Eat Smart market share and ACV for all our multi-serve salad kit products as well as our newly launched single-serve salad kit products.

4)	How are the new single-serve salads doing?

During the fourth quarter of fiscal 2017, Apio entered the single-serve salad kit segment with the launch of its innovative Eat Smart Salad Shake Ups!, increasing the total addressable market for our Eat Smart products in the North American value-added vegetable market by approximately $600 million to a total of $4.1 billion. This product line is designed to attract new consumers to the single-serve category, which currently has a household penetration of only 11%. Eat Smart Salad Shake Ups! feature unique flavors, a 100% clean label, nutrient-rich vegetables and plant proteins in a patented bowl design that makes it easy to enjoy with less mess. We originally launched this new line with three salad products, but are increasing the line from three to five products this month with the addition of the Eat Smart Shake Ups! Sweet Kale Salad and Asian Sesame Salad. We are currently distributing Shake Ups! salads to approximately 26 customers in a total of approximately 3,500 doors. We expect the distribution to continue to grow as new customers add the products in the future.

5)	How is the integration of O Olive progressing?

The integration of O Olive is progressing according to plan. We are in the process of bringing its vinegar production in house so we no longer will need to use a third party to process our vinegar. When completed during the third quarter of fiscal 2018, we will have the capacity to meet projected demand for several years. This will also result in a substantial increase in gross margin for our vinegar product line. Regarding olive oil, we are making progress on securing long-term supply of olives and entering into long-term agreements with processors to crush and bottle our olive oils. In addition, at Costco in Northern California we have completed a successful trial of O Olive Oil’s Organic Extra Virgin Olive Oil. Simultaneously our Apio sales team has begun to sell O Olive products when they call on existing and new customers which is expected to significantly increase O Olive sales in the coming months.

6)

Lifecore revenues are up 8% during the first six months of fiscal 2018 compared to the same period last year, however, operating income is down 34%. Why the large variance between revenue and operating income?

The variance is primarily a result of a shift in higher margin product shipments to later in the fiscal year compared to the previous fiscal year.  In addition, production of new aseptic products and the related overhead absorption has shifted to the second half of fiscal 2018, which has resulted in lower margins in the first half of fiscal 2018 compared to the first half of fiscal 2017.

7)	What is the status of Lifecore’s new vial filling line?

Lifecore is on schedule to complete the installation of its new filling line by fiscal year end 2018. This new line will further enhance its growth strategy as a CDMO. It is specifically designed to align Lifecore’s capability with market expectations of its partners, from both a capability and capacity perspective. This investment gives Lifecore the incremental capability for filling commercial quantities of drug products in a vial, which expands the breadth of products and markets Lifecore will be able to serve. The new filling line, which expands capacity by 45%, can be used to fill either vials or syringes allowing significant versatility and increased capacity utilization. Beginning in fiscal 2019, this new line will be used to begin commercialization of products currently in development at Lifecore.

8)	What are Landec’s top priorities for the next 12 to 24 months?

Our continuing priorities are:

a)	Focusing on innovation at Apio, O Olive and Lifecore in order to shift Landec’s overall product mix to higher margin products.
b)	Increasing demand for our branded natural food products and biomaterials products to fill existing capacity, drive plant efficiencies and increase our return on invested capital.
c)	Investing in capital expenditures, R&D, people and systems to drive growth in our three growth pillars: (1) Lifecore, (2) Eat Smart salads, and (3) natural food products.

9)	How do the results by line of business for the three and six months ended November 26, 2017 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three Months Ended		Six Months Ended
	November 26, 2017	November 27, 2016	November 26, 2017	November 27, 2016
Revenues:
Apio Packaged Fresh Vegetables (a)	$107,152	$97,978	$209,720	$193,923
Apio Export	13,992	25,701	21,568	49,040
Total Apio	121,144	123,679	231,288	242,963
Lifecore	14,113	11,931	26,277	24,263
Other (b)	1,200	255	2,249	1,033
Total Revenues	136,457	135,865	259,814	268,259

Gross Profit:
Apio Packaged Fresh Vegetables	9,445	12,001	24,460	26,407
Apio Export	826	1,850	1,310	2,878
Total Apio	10,271	13,851	25,770	29,285
Lifecore	5,217	4,938	8,739	10,060
Other (b)	264	164	529	752
Total Gross Profit	15,752	18,953	35,038	40,097

Research and Development:
Apio	1,457	286	2,466	523
Lifecore	1,334	1,333	2,702	2,665
Other	581	346	923	715
Total R&D	3,372	1,965	6,091	3,903

Selling, General and Administrative:
Apio	8,505	9,788	17,340	19,349
Lifecore	1,428	1,304	2,943	2,710
Other	3,001	2,632	6,696	5,401
Total SG&A	12,934	13,724	26,979	27,460

Operating Income:
Apio	309	3,777	5,964	9,413
Lifecore	2,455	2,301	3,094	4,685
Other	(3,318)	(2,814)	(7,090)	(5,364)
Total Operating (Loss) Income	$(554)	$3,264	$1,968	$8,734

(a) Apio’s packaged fresh vegetables business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

(b) Included in Other are Corporate licensing and R&D revenues and Corporate expenses, the non-Apio and non-Lifecore royalties and profit sharing and the O Olive operations.